News Release

Contact:	W. Michael Madden Senior Vice President & CFO (615) 872-4800	Tripp Sullivan Corporate Communications, Inc. (615) 324-7335

KIRKLAND’S REPORTS THIRD QUARTER SALES AND PRELIMINARY EARNINGS EXPECTATIONS
Sets Third Quarter Earnings and Conference Call Dates
Announces Participation at Sidoti & Company’s Emerging Growth Forum

NASHVILLE, Tenn. (November 3, 2011) — Kirkland’s, Inc. (NASDAQ: KIRK) today reported sales for the 13 weeks ended October 29, 2011.

Net sales for the 13 weeks ended October 29, 2011, increased 4.7% to $97.1 million compared with $92.7 million for the prior-year quarter. Comparable store sales for the third quarter of fiscal 2011 decreased 3.6% compared with a decrease of 2.4% in the prior-year quarter. Kirkland’s opened 13 stores and closed 6 during the third quarter of 2011, bringing the total number of stores to 301.

Based on these results, the Company expects to report earnings of $0.03 to $0.05 per diluted share for the third quarter of fiscal 2011 compared with its mid-August projection of a small loss for the quarter.

Kirkland’s also announced it will issue its earnings release for the third quarter before the market opens on Friday, November 18, 2011, and will host a conference call on the same day at 11:00 a.m. ET. The number to call for the interactive teleconference is (212) 231-2905. A replay of the conference call will be available through Friday, November 25, 2011, by dialing (402) 977-9140 and entering the confirmation number, 21543983.

A live broadcast of Kirkland’s quarterly conference call will be available online at the Company’s website www.kirklands.com under Investor Relations or http://www.videonewswire.com/event.asp?id=83337 on November 18, 2011, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue for one year.

The Company also announced it will be presenting at Sidoti & Company’s New York Emerging Growth Institutional Investor Forum being held November 10, 2011, at The Grand Hyatt New York.

Kirkland’s, Inc. was founded in 1966 and is a specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 301 stores in 30 states.  The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products.  The Company’s stores also offer an extensive assortment of gifts, as well as seasonal merchandise.  More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2011. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.